Exhibit 1K-6.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this May 20, 2019 and effective as of May 1, 2019 (“Effective Date”), by and between Alzamend Neuro, Inc., a Delaware corporation with an address of 100 Park Avenue, Suite 1658A, New York, NY 10017 (the “Company”) and Henry Nisser, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its General Counsel and Executive Vice President and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.       Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's General Counsel, Executive Vice President and Secretary. The rights, duties and responsibilities of Executive shall include managing transactional operations of the Company and advising the Executive Chairman (the “Chairman”) and Board of Directors of the Company (the “Board”), as well as such other duties and responsibilities as are consistent with Executive’s position. Executive shall report to the Chairman and the Board.

Executive shall devote a sufficient amount of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries in order to diligently and faithfully perform his duties and responsibilities duly assigned to him pursuant to this Agreement. Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company; nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal and/or business investments and community affairs.

Executive shall supervise all legal personnel, whether hired or engaged on a transactional basis, of the Company and each of its Subsidiaries.

2.       Term. The term of this Agreement shall commence on the Effective Date and shall continue through May 1, 2023 (the “Term”) unless earlier terminated by either party providing the other party with written notice of his or its intention to terminate this Agreement upon thirty (30) days’ notice.

3.       Place of Employment. Executive's services may, but need not, be performed at the Company's offices at the address in the first paragraph above. The Executive may from time to time perform his duties to the Company at another location or locations, at the discretion of Executive. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.       Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Term a base salary at an annual rate of $50,000 (the “Base Salary”). In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.       Bonuses. During the Term, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Board for earning Bonuses which shall be adopted by the Board annually. Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings.

The Board may provide for lesser or greater percentage Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Board from time to time. For the avoidance of doubt, if Executive is employed immediately prior to the expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Company on the date the Annual Bonus is paid for such last year. The Company and Executive shall negotiate in good faith the 2019 budget as soon as reasonably practicable after the date hereof.

In addition to the foregoing, additional bonuses may be awarded by the Board. Any such bonus shall be paid by the Company to the Executive promptly after determination that if any targets relate to fiscal period performance having been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid to Executive promptly following the Company’s announcement of earnings.

6.       Reserved.

7.       Equity Awards. As of the date hereof the Company shall grant to Executive an option to purchase 1,250,000 shares of the Company’s common stock exercisable for a period of five (5) years at a per share exercise price of $1.50. The options shall vest ratably over 48 months beginning with the first month after the Effective Date.

The Company agrees, upon becoming subject to the Section 12 of the Securities Exchange Act of 1934, as amended, to register all shares of Common Stock issued to the Executive on Form S-1 or a successor form thereto as promptly as reasonably practicable.

8.       Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Executive shall be reimbursed for all travel expenses and shall be entitled to travel and lodging equal to business class or greater.

9.       Other Benefits.

(a)       Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. In the event that any waiting periods or other eligibility requirements are imposed prior to Executive becoming eligible for any of such Benefit Plans, then the Company shall reimburse Executive for the cost(s) incurred by Executive in maintaining his current benefit plans during any such waiting or eligibility periods.

(b)       Insurance. The Company shall obtain directors & officers and malpractice insurance for the Executive in a reasonable amount, and maintain such coverage with respect to any events that may occur during Executive’s employment hereunder.

(c)       Vacation. The Executive shall be entitled to 4 weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may be carried forward, with a maximum accrual of 16 weeks.

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10.       Reserved.

11.       Confidential Information.

(a)       Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to his employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive. The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b)       The Company acknowledges that notwithstanding the foregoing, Executive, through his extensive experience and contacts in the industry is already in possession of significant information and know how regarding the Company, its products and the industry within which it operates. Nothing herein shall be deemed to restrict Executive, during the term hereof or thereafter, from disclosing or using any such information.

(c)       In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

12.       Non-Competition and Non-Solicitation. To the fullest extent permissible under applicable law, during the term of this Agreement and for a period of two (2) years following termination of this Agreement (the “Separation Period”):

(a)       The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Term, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder.

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(b)       The Executive hereby agrees and covenants that he shall not, during the Term and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than five percent (5%) of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and the Separation Period and thereafter to the extent described below, within the Territory:

(1)       Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(2)       Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

(3)       Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)       Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or, has, during the Term, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue during the Term and until termination of the Separation Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that, in the event this Agreement or Executive’s employment is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 12(b) shall continue during the Term, and not beyond.

13.       Miscellaneous.

(a)       The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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(b)       Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as provided under the Company’s certificate of incorporation, bylaws and indemnification agreement and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)       This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, the Plan and relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)       Choice of Law, Jurisdiction and Venue. The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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(i)       The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party. The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

ALZAMEND NEURO, INC.

By:
Name:	Milton C. Ault, III
Title:	Executive Chairman

EXECUTIVE

By:
Name:	Henry Nisser

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